Exhibit 10.6
CONSULTING AGREEMENT
     This Consulting Agreement dated effective January 20, 2009 (“Agreement’), is by and among ev3 Endovascular, Inc. (“ev3” or “Company”) and Patrick Spangler, (“Spangler”).
Recitals
     WHEREAS, ev3 desires to terminate Spangler’s employment which employment shall continue through January 19, 2009; and
     WHEREAS, as part of the terms of Spangler’s separation from employment, the Company desires to retain Spangler to provide limited consulting services from time to time for a period of time following the termination.
Agreement
NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter provided, the parties agree as follows:
1.	Transition to Consulting.
(a)	Spangler shall continue to work as an employee of the Company on a full-time basis to and through January 19th, 2009, after which time Spangler’s employment with the Company will terminate (the “Termination Date”).

(b)	From January 20, 2009 through December 31, 2009 (the “Consulting Term”), Spangler will work as a consultant to the Company, performing services for the Company from time to time at the Company’s request. During this time, Spangler will have the title of Consultant and will report to the Chief Executive Officer of Company.

(c)	Spangler and the Company intend and agree that, as of January 20, 2009, an independent contractor relationship shall be created by this Agreement. Spangler shall not be considered an agent or employee of the Company for any purpose. Spangler shall not have any right or authority to bind or commit the Company to any legal obligation whatsoever. Spangler shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs as an active employee.

(d)	The parties understand and agree that Spangler’s status as Consultant will qualify him as a “service provider” under the plan or plans under which stock options and/or grants have been made to him. Spangler’s rights as a “service provider” will be governed according to the terms of those respective plans.
2.	Scope of Consulting Services. During the Consulting Term, Spangler shall consult on projects as agreed upon with the Chief Financial Officer of the Company.

3.	Compensation. Provided Spangler has (a) provided the Company with an original executed Separation Agreement and Release of Claims, (b) any applicable revocation or rescission period set forth in the Agreement has expired, and (c) Spangler has not revoked, rescinded or attempted to revoke or rescind the Release, Spangler shall receive a nonrefundable consulting fee of $1000 per month, for twelve (12) consecutive months beginning the first business day after the above-referenced revocation and rescission periods expire, and every month thereafter, payable in advance on or about the 1st of each month. For purposes of this Consulting Agreement, a “month” shall run from the 1st day of a calendar month to the last day of that same calendar month. The Company will be entitled to request and receive up to ten (10) hours of Consulting Services from Spangler during each such month. Should the Company request and receive additional services to be performed by Spangler hereunder in excess of ten (10) hours during any such month, the Company will compensate Spangler at the rate of $150 per hour for such additional services. All such additional services shall be approved in advance by the Chief Executive Officer of the Company. The Company shall not be responsible for withholding taxes from any such payments to Spangler in connection with these Consulting Services. In addition to the consulting fee, the Company will promptly reimburse Spangler for all reasonable expenses incurred by him in the performance of such Consulting Services, including, but not limited to, transportation, lodging, meals, and other related expenses.
4.	Termination. This is an “at will” Agreement. Either party may terminate this Agreement at any time upon ten (10) days prior written notice.
5.	Further Responsibilities and Duties.
(a)	Compliance with Company Policies. Spangler shall, at all times, comply with all policies, rules, and procedures of the Company which include, but are not limited to, ev3’s Code of Conduct, Corporate Compliance Policy, and Insider Trading Policy. By Spangler’s signature below, Spangler acknowledges that Spangler has received, read, and agrees to abide by, each of the foregoing policies.

(b)	Duty of Loyalty. In all aspects of Spangler’s Consulting Services with the Company, Spangler shall act in the utmost good faith, deal fairly with the Company, and fully disclose to the Company all information that the Company might reasonably consider to be important or relevant to the Company’s business. Spangler further agrees that during the Consulting Term, Spangler shall not engage in any conduct that might result in, or create the appearance of using Spangler’s position for Spangler’s private gain, or otherwise create a conflict of interest, or the appearance of a conflict of interest, with the Company. Such prohibited conduct includes, but is not limited to, having an undisclosed financial interest in any vendor or supplier of the Company or its affiliates, accepting payments of any kind or gifts other than of a nominal value from vendors, customers, or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with the Company or its affiliates, and which creates a conflict of interest.

(c)	No Conflicting Employment. During the term of this Consulting Agreement, Spangler agrees that he will not engage in any other employment, occupation or consulting directly related to the business in which the Company or its affiliates is now involved, or to any business in which the Company or its affiliates becomes involved during the Consulting Term, to the extent that the nature of such business is disclosed to Spangler.
6.	Nondisclosure of Confidential and Proprietary Information.
(a)	Definition of Confidential and Proprietary Information. “Confidential and Proprietary Information” means any and all information, whether oral, written, or committed to Spangler’s memory that is not generally known by persons not employed by, or parties to contracts with the Company or its affiliates, whether prepared by the Company, its affiliates or Spangler, including but not limited to:
(i)	inventions, designs, discoveries, works of authorship, improvements, or ideas, whether or not patentable or copyrightable, methods, processes, techniques, shop practices, formulae, compounds, or compositions developed or otherwise possessed by the Company or its affiliates;

(ii)	the subject matter of the Company’s and its affiliates’ patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, and other intellectual property to the extent that such information is unavailable to the public;

(iii)	the subject matter and the terms and conditions of this Agreement;

(iv)	the Company’s and its affiliates’ information, knowledge, or data concerning its financial data, including financial statements and projections, pricing information, costs, sales, budgets, and profits; business plans such as products and services under development, clinical trials, proposals, presentations, potential acquisitions under consideration, and marketing strategies; manufacturing processes; organizational structures, such as names of employees, consultants, and their positions and compensation schedules; customer information such as surveys, customer lists, lists of prospective customers, customer research, customer meetings, customer account records, sales records, training and servicing materials, programs, techniques, sales, and contracts; supplier and vendor information including lists and contracts; relational data models, company manuals and policies, computer programs, software, disks, source code, systems architecture, blue prints, flow charts, and licensing agreements; and/or

(v)	any document marked “Confidential”, or any information that Spangler has been told is “Confidential” or that Spangler might reasonably expect the Company or its affiliates would regard as “Confidential,” or any information that has been given to the Company or its affiliates in confidence by customers, suppliers, or other persons.
(b)	Confidentiality Obligations. Spangler agrees to hold all Confidential and Proprietary Information in the strictest confidence both during the Consulting Term and after the Consulting Services with the Company are voluntarily or involuntarily terminated for any reason. To this end, Spangler shall:
(i)	not make, or permit or cause to be made, copies of any Confidential and Proprietary Information, except as necessary to carry out the Company’s duties as prescribed by the Company;

(ii)	not disclose or reveal any Confidential and Proprietary Information, or any portion thereof, to any person or company who is not under a legal or contractual obligation to the Company to hold such information confidential;

(iii)	take all reasonable precautions to prevent the inadvertent disclosure of any Confidential and Proprietary Information to any unauthorized person;

(iv)	acknowledge that the Company is the owner of all Confidential and Proprietary Information and agree not to contest any such ownership rights of the Company, either during or after Spangler’s employment or consulting relationship with the Company;

(v)	upon termination of the Consulting Services or employment or upon request by the Company, deliver promptly to the Company all Confidential and Proprietary Information and all the Company documents and property, whether confidential or not, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, programs, databases, and other documents or materials, whether in hard copy, electronic, or other form, including copies thereof, whether prepared by Spangler or the Company, and all equipment furnished to Spangler in the course of or incident to employment, including any laptop computer and all data contained on such computer; and

(vi)	permit the Company to inspect personal computers and/or cell phones, including any Personal Data Assistant, Blackberry, or other handheld device belonging to Spangler, at the time the Spangler’s employment and/or Consulting Services are terminated and to remove from such personal property all data belonging to the Company if Spangler used such personal property to conduct the Company business.
(c)	Obligations to Third Parties. Spangler understands and acknowledges that the Company has a policy prohibiting the receipt or use by the Company of any confidential information or trade secret protected information in breach of Spangler’s obligations to third parties and the Company does not desire to receive any confidential information under such circumstances. Accordingly, Spangler will not disclose to the Company or use in the performance of any duties for the Company any confidential information in breach of an obligation to any third party. Spangler represents that Spangler has informed the Company, in writing, of any restriction on Spangler’s use of a third party’s confidential information that conflicts with any obligations under this Agreement.
7.	Other Endeavors by Spangler. The Company recognizes and agrees that Spangler shall be free to engage in other employment, business, political and/or nonprofit activities not directly related to the business of the Company or its affiliates, provided, however, that such activities do not constitute a breach of his commitments to the Company in this Agreement, and provided, further that Spangler does not purport to act on behalf of the Company or otherwise represent any affiliation with the Company in connection with his participation in such activities.

8.	Governing Law: Venue. This Agreement shall be governed by, and construed and enforced in accordance with Minnesota law, without reference to choice of law, except to the extent it is pre-empted by federal law. Any dispute relating to this Agreement shall be filed in the state or federal courts within the State of Minnesota, Hennepin County.

9.	Entire Agreement. This Agreement contains all the understandings and agreements between the parties concerning Spangler’s consulting relationship with the Company and supersedes any and all prior agreements and understandings, whether written or oral, relating to the matters addressed in this Agreement; provided, however, that Spangler understands that he remains bound by the terms of any prior agreement which he previously entered into in connection with his employment with the Company, including without limitation any agreement relating to: (1) confidential, proprietary or trade secret information of the Company and its affiliates; (2) assignment, disclosure or cooperation with respect to inventions, know-how, creations or other intellectual property; (3) non-competition with the Company; (4) non-solicitation of Company employees, agents, customers or prospective customers; or (5) any similar obligations, all of which do and will continue in full force and effect. The parties agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement. Any modification of or addition to this Agreement must be in writing and manually signed by Spangler and an executive officer of the Company.

10.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.	Contemporaneous Agreement. The Company and Spangler acknowledge and agree, notwithstanding anything to the contrary herein, that they have entered into a Separation Agreement and Release of Claims (“Separation Agreement”) contemporaneously herewith. Spangler’s rights under such Separation Agreement, including, but not limited to, his right to receive Special Consideration, as defined therein, shall not be altered, reduced, or affected by his execution of this Agreement, his performance of Consulting Services, or by any actual or purported breach of his obligations hereunder.

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement effective as of the date set forth in the first paragraph.

ev3 Endovascular, Inc.

/s/ Greg Morrison By: Greg Morrison	/s/ Patrick Spangler Patrick Spangler
Its: Senior Vice President, Human Resources

6